Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), shall be effective as of the 13th day of August, 2018 (“Effective Date”), by and among, Christopher Santi (the “Executive”) and Healthier Choices Management Corp., a Delaware corporation (“HCMC” or the “Company”).

RECITALS

WHEREAS, Executive is currently employed by HCMC;

WHEREAS, Company wishes to amend and restate its Employment Agreement, dated January 30, 2018 with the Executive (the “Original Agreement”) to continue the services of Executive, and, in connection therewith, Company and Executive desire to enter into this Agreement to become effective on the Effective Date; and

WHEREAS, the parties have agreed to amend and restate the Original Agreement and the Executive shall continue to serve as President and Chief Operating Officer of the Company.

NOW, THEREFORE, In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Employment Period. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, Company shall employ Executive and Executive agrees to serve as an employee of Company until January 30, 2021 (the “Employment Term”). The Employment Term shall be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party at least 30 days before the end of the Term. For purposes of this Agreement, the Employment Term and any renewal term thereof are collectively referred to herein as the “Employment Period.” This Agreement will terminate automatically upon a Change of Control (as defined in Section 3(e)).

(b) Duties and Responsibilities. During the Employment Period, the Executive shall serve as President and Chief Operating Officer. In such role, Executive shall have such authority and responsibility and perform such duties as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”), and in the absence of such assignment, such duties as are customary to Executive’s office and as are necessary or appropriate to the business and operations of the Company and its subsidiaries. During the Employment Period, the Executive’s employment shall be full time, Executive shall perform his duties honestly, diligently, in good faith and in the best interests of the Company and its subsidiaries, and Executive shall use his best efforts to promote the interests of the Company and its subsidiaries.

2. Compensation.

(a) Base Salary. In consideration for the Executive’s services hereunder and the restrictive covenants contained herein, the Executive shall initially be paid an annual base salary as follows: 2018: $250,000; 2019: $270,000; and 2020 and 2021: $330,000 (the “Salary”), which salary shall be payable commencing as of date hereof and shall be payable in accordance with the Company’s customary payroll practices.

(b) Bonus. In addition to the Salary, for each Measurement Period, Executive shall be entitled to earn an annual bonus at the discretion of the Company’s board of Directors.

(c) Restricted Stock Awards. The Company hereby grants to the Executive, on the Effective Date, 8 billion shares of restricted stock (the “Executive Stock”) representing 8 billion shares of the Company’s common stock, pursuant to the Restricted Stock Award Agreement in the form attached hereto as Exhibit A. Except as otherwise provided herein or the Restricted Stock Award Agreement, the Executive Stock shall vest and the restrictions associated with the Executive Stock shall lapse, subject to the Executive’s continued employment with the Company, on the first anniversary of this Agreement. As a condition to the issuance of the Executive Stock, the Executive agrees to forfeit (and the Company shall cancel) his outstanding and vested options (“Options”) to purchase 8 billion shares of Company common stock. The existing agreement evidencing the Options shall be amended to reflect the cancellation of these Options.

(d) Vacations. The Executive shall be entitled to no less than twenty (20) days of vacation on an annual basis during the Term with additional paid vacation time being accrued in accordance with the Company’s vacation policy. Per the Company’s vacation policy, the Executive’s vacation does not carry over year over year.

(e) Other Benefits. During the term of this Agreement, the Executive shall be entitled to coverage (subject to contributions required of other C-level executive employees of the Company generally) in the health and dental insurance plans of the Company and any life insurance programs, disability programs, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Company’s employees or officers, subject to the provisions of such plans and programs.

(f) Expenses. The Executive shall be reimbursed for all out-of-pocket expenses reasonably incurred by his on behalf of or in connection with the business of the Company, pursuant to the normal standards and guidelines followed from time to time by the Company.

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3. Termination.

(a) For Cause. The Company shall have the right to terminate this Agreement and to discharge the Executive for Cause (as defined below), at any time during the Employment Period. Termination for “Cause” shall mean, during the Employment Period, (i)Executive’s conduct that would constitute under federal or state law either a felony or any other criminal offense involving dishonesty or moral turpitude, or a determination by the Board, after consideration of all available information and following the procedures set forth below, that Executive has willfully and materially violated Company policies or procedures involving discrimination, harassment, substance abuse, or workplace violence or use of confidential information, (ii) the Executive’s negligence or misconduct in the performance of his duties hereunder that has a material and adverse effect on the Company, (iii) a material breach by the Executive of this Agreement or a material failure on the part of Executive to perform his obligations hereunder or (iv) the Executive’s inability to perform his duties and responsibilities as provided herein due to his death or Disability (as defined herein). Any termination for Cause pursuant to this Section shall be delivered to the Executive in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Executive for Cause. Except as otherwise specifically set forth herein, if the Executive is terminated for Cause, the Executive shall only be entitled to receive his accrued and unpaid Salary, any declared bonus and other benefits through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination. “Disability” shall mean any mental or physical illness, condition, disability or incapacity which prevents the Executive from reasonably discharging his duties and responsibilities under this Agreement for a period of ninety (90) days in any one hundred eighty (180) day period.

(b) Termination by Executive. If the Executive shall resign or otherwise terminate his employment with the Company at any time during the term of this Agreement, the Executive shall only be entitled to receive his accrued and unpaid Salary, any declared bonus and other benefits through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

(c) Termination by Company Without Cause. At any time during the term of this Agreement, the Company shall have the right to terminate this Agreement and to discharge the Executive without Cause effective upon delivery of written notice to the Executive. Upon any such termination by the Company without Cause, the Company shall pay to the Executive all of the Executive’s accrued but unpaid Salary through the date of termination and any declared bonus and (ii) any amount required pursuant to Section 3(e).

(d) Death of the Executive. In the event of the death of Executive, the employment of the Executive by the Company shall automatically terminate on the date of the Executive’s death and the Company shall be obligated to pay Executive’s estate the Executive’s accrued and unpaid Salary, any earned but unpaid bonus and other benefits through the termination date. Other than as set forth in the preceding sentence, the Company shall have no further obligations under this Agreement from and after the date of termination due to the death of the Executive.

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(e) Severance. If Executive’s employment by the Company is terminated (i) by the Company without Cause or (ii) upon a Change of Control pursuant to Section 1(a), then (A) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company and (B) Executive shall be entitled to (i) receive any unpaid Salary and bonus and (ii) continue to receive Executive’s then Salary for the applicable Severance Period (as defined below) following the effective date of such termination (which shall be paid in arrears in accordance with the Company’s general payroll practices, over the applicable period commencing on the date of such termination and subject to withholding and other appropriate deductions) (the “Severance Payments”). As a condition to receiving the Severance Payments relating to periods following the date of such termination, Executive must sign, deliver, and not revoke a release in the form attached hereto as Exhibit A, such that it has become effective and enforceable as a condition to any payment pursuant to this Section 4(e). “Severance Period” shall mean (i) upon a Change of Control, eighteen (18) months and (ii) in the event Executive’s employment is terminated without Cause, either (A) initially fifteen (15) months or (B) after the first anniversary of the Effective Date, fifteen (15) months plus one additional month for every additional four (4) months that Executive has been employed by the Company after the date of this Agreement, up to a maximum of eighteen (18) months. “Change of Control” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5).

4. Restrictive Covenants. In consideration of his employment and the other benefits arising under this Agreement, the Executive agrees that during the Employment Period, and for eighteen (18) months following the termination of this Agreement, the Executive (or any affiliate) shall not directly or indirectly:

(a) directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing (equity or debt) or advice to, or otherwise be connected in any manner with any business located within five (5) miles of any current or future store of the Company, that sells or provides products or services sold or provided by the Company including, without limitation, the ownership, management or operation of any (i) natural and/or organic grocery stores or markets or (ii) electronic cigarettes; or

(b) for any reason, (i) induce any material customer or supplier of the Company or any of its subsidiaries or affiliates to patronize or do business with any business directly or indirectly in competition with the businesses conducted by the Company or any of its subsidiaries or affiliates in any market in which the Company or any of its subsidiaries or affiliates does business; (ii) canvass, solicit or accept from any material customer or supplier of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any material customer, supplier or other provider of services to the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any such customer’s, supplier’s or provider’s business with the Company or any of its subsidiaries or affiliates; or

(c) for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by his, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior one (1) year, or in any manner seek to induce any such person to leave his or his employment.

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5. Specific Performance; Injunction. The parties agree and acknowledge that the restrictions contained in Section 4 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any provision of Section 4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees and acknowledges that the breach of Section 4 or Section 6 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon breach of any provision of such Sections, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

6. Confidentiality. The Executive agrees that at all times during and after the Employment Period, the Executive shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company and its subsidiaries, their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer or supplier lists, (ii) use the Confidential Information solely in connection with the Executive’s employment with the Company and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copies or disclosed to any third parties, without the prior written consent of the Company, and (iv) observe all security policies implemented by the Company from time to time with respect to the Confidential Information. In the event that the Executive is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Executive shall provide the Company with prompt notice of such request or order so that the Company may seek to prevent disclosure. In the case of any disclosure, the Executive shall disclose only that portion of the Confidential Information that the Executive is ordered to disclose.

7. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by hand delivery, by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the President, with a copy to Martin T. Schrier, Cozen O’Connor, 200 South Biscayne Blvd., Suite 3000, Miami, Florida 33131; and (b) if to the Executive, at the address listed on the signature page hereto.

8. Amendment; Waiver. This Agreement may not be modified, amended, or supplemented, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.

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9. Assignment; Third Party Beneficiary. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned or delegated by him. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company, or any successor to the Company, specifically including the restrictive covenants set forth in Section 4 hereof. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

10. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention. The provisions of Section 4 and 6 will survive the termination for any reason of the Executive’s relationship with the Company.

11. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within Florida.

12. Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

13. Withholding. All payments made to the Executive shall be made net of any applicable withholding for income taxes and the Executive’s share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

14. Attorneys’ Fees. In the event any legal proceeding is brought to enforce or interpret any part of this Agreement, the prevailing Party in such legal proceeding shall be entitled to an award of reasonable attorneys’ fees and costs incurred by the prevailing Party in such legal proceeding, at the trial level and at the appellate level and whether or not such proceeding is prosecuted to final judgment.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

Healthier Choices Management Corp.,
a Delaware corporation

By:	/s/ Jeffrey Holman
Name: Jeffrey Holman
Title: Chief Executive Officer

Executive:

/s/ Christopher Santi
Name:	Christopher Santi

Signature Page for Amended and Restated Employment Agreement

Exhibit A

Release

1. Release. I, Christopher Santi, do hereby release and discharge Healthier Choices Management Corp. and each of its parent companies, subsidiaries, each of the respective direct and indirect equity owners of any of the foregoing, each of the respective Affiliates of any of the foregoing, and each of the respective officers, directors, members, managers, partners, equity owners, employees, representatives and agents of any of the foregoing (collectively, the “Employer Affiliates”, and each an “Employer Affiliate”) from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by me, which I ever had or may now have against any Employer Affiliate, from the beginning of time to the Effective Date (as defined below), including, without limitation, any claims, demands or liabilities in connection with my employment, including wrongful termination, constructive discharge, breach of express or implied contract, unpaid wages, benefits, attorneys’ fees or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, color, sex, national origin, religion, handicap, veteran status, and disability discrimination, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, and any similar state statute or any state statute relating to employee benefits or pensions but specifically excluding claims, demands or liabilities related to my ownership of equity in Holdings or for indemnification in connection with my service as a director or officer of the Company or any of its Affiliates. I fully understand that if any fact with respect to which this Release is executed is found hereafter to be other than or different from the facts believed by me to be true, I expressly accept and assume the risk of such possible difference in fact and agree that the release set forth herein shall be and remain effective notwithstanding such difference in fact. I acknowledge and agree that no consideration other than as provided for by the Amended and Restated Employment Agreement has been or will be paid or furnished by any Employer Affiliate.

2. Covenant Not to Sue. I covenant and agree never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Employer Affiliate any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of this Release. I represent and agree that I have not and will not make or file or cause to be made or filed any claim, charge, allegation, or complaint that is the subject of this Release, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Employer Affiliate in any manner, including without limitation, any Employer Affiliate’s business or employment practices. I waive any right to monetary recovery should any administrative or governmental agency or entity pursue any claim on my behalf.

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3. Indemnification. I agree to indemnify and hold each Employer Affiliate harmless from and against any and all claims, including each Employer Affiliate’s court costs and reasonable attorneys’ fees actually incurred, arising from or in connection with any claim, action, or other proceeding made, brought, or prosecuted, or caused or permitted to be commenced or prosecuted, by me, my successor(s), or my assign(s) contrary to the provisions of this Release. It is further agreed that this Release shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any action contrary to this Release, and in any such action this Release may be pleaded by the Employer Affiliates, or any of them, both as a defense and as a counterclaim or cross-claim in such action.

4. Important General Provisions. If any provisions of this Release is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Release, and the provision held to be invalid or unenforceable shall be modified by the court finding such provisions invalid or unenforceable so that as revised the provision shall comply with the original terms and intent as nearly as possible and in such revised form shall be valid and enforceable. The provisions of this Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, both substantive and remedial. The undersigned hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to, or connected hereto, the Amended and Restated Employment Agreement or this Release.

5. Right to Consult Attorney. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE.

6. Waiver of Claims. Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), which applies to the waiver of rights under the Age Discrimination in Employment Act, I hereby state that I have had a period of 21 calendar days from the date I was presented with this Release within which to consider this Release and my decision to execute the same, that I have carefully read this Release, that I have had the opportunity to have it reviewed by an attorney, that I fully understand its final and binding effect, that the only promises made to me to sign this Release are those stated in this Release and the Amended and Restated Employment Agreement, and that I am signing voluntarily with the full intent of releasing the Employer Affiliates of all claims subject to this Release. I acknowledge that I shall have a period of seven calendar days following my execution of this Release to revoke this Release. This Release, including any obligation to pay severance under the Amended and Restated Employment Agreement, shall not become effective if I timely exercise this right of revocation. To be effective, any such notice of revocation must be in writing, and must be received within said seven day period. This Release shall become effective upon expiration of said revocation period, if I have not prior thereto exercised my right of revocation (the “Effective Date”).

Name: Christopher Santi

Date:______________________________

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